Exhibit 99.4

Gray Television, Inc.

Unaudited Pro Forma Condensed Combined Financial Information as of and for the nine months ended September 30, 2018; and for the Year Ended December 31, 2017

Gray Television, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

Gray Television, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements of Gray give effect to the Raycom Transactions, including Gray’s merger (the “Raycom Merger”) with, among others, Raycom Media, Inc. (“Raycom”) for an adjusted purchase price of approximately $3.670 billion, the offering of 7.000% Senior Notes due 2027 (the “2027 Notes”), the funding of an amendment and restatement of Gray’s existing senior credit facility (such amended and restated facility, the “2019 Senior Credit Facility”) including the borrowing of $1.4 billion of incremental term loans (the “Incremental Term Loans”) under the 2019 Senior Credit Facility, and the payment of fees and expenses in connection with each of the foregoing, and the divestiture of one of Gray’s existing television stations and eight of Raycom’s existing television stations concurrently with the execution of the Raycom Merger to facilitate regulatory approvals, as if these transactions had all been consummated on January 1, 2017.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 were prepared based on the historical: (i) condensed consolidated statements of operations of Gray; and (ii) condensed consolidated carve-out statements of operations of Raycom, giving pro forma effect to the Raycom Transactions and the divestiture of television stations as if they had all been consummated on January 1, 2017. The unaudited pro forma condensed combined balance sheet was prepared based on the historical: (i) condensed consolidated balance sheet of Gray and (ii) condensed consolidated carve-out balance sheet of Raycom, each as of September 30, 2018, giving pro forma effect to the Raycom Transactions and the divestiture of television stations as if they had all been consummated on September 30, 2018.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Gray considered the acquirer of Raycom. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with any excess purchase price allocated to goodwill. To date, Gray has completed only a preliminary allocation of the purchase price to the assets acquired and liabilities assumed in the Raycom Merger, and is in the process of completing a final allocation of such purchase price. The final purchase price allocation may differ from that reflected in the following unaudited pro forma condensed combined financial statements, and these differences may be material.

The following unaudited pro forma condensed combined financial information is being provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Gray would have been had the Raycom Transactions occurred on the date assumed or any other date, nor is it necessarily indicative of Gray’s future results of operations for any future period or as of any future date. The following unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumptions that Gray management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

The following unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited interim historical consolidated financial statements as of and for the nine month period ended September 30, 2018 and the audited historical consolidated financial statements as of and for the year ended December 31, 2017 of Gray, which have been filed with the Securities and Exchange Commission (“SEC”), and the unaudited interim historical consolidated carve-out financial statements as of and for the nine month period ended September 30, 2018 and the audited historical consolidated carve-out financial statements as of and for the year ended December 31, 2017 of Raycom, incorporated by reference into this Current Report on Form 8-K.

Gray has incurred significant costs, and expects to achieve certain revenue and other synergies, in connection with the completion of the Raycom Merger and the integration of the acquired operations. The following unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax or other synergies expected to result from the Raycom Merger. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.

GRAY TELEVISION, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Nine Months Ended September 30, 2018
			Divestiture	Divestitures	Pro Forma		Pro Forma
	Gray	Raycom (a)	Gray (b)	Raycom (c)	Adjustments		Combined
Revenues (less agency commissions)	$755,912	$854,832	$(3,982)	$(70,781)	$-0-		$1,535,981

Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	436,664	577,177	(2,291)	(49,871)	-0-		961,679
Corporate and administrative	30,134	26,831	-0-	-0-	(4,485	) (d)	52,480
Depreciation and amortization	56,174	28,265	(24)	(3,526)	56,184	(e)	137,073
(Gain) loss on disposal of assets, net	(5,187)	-0-	233	-0-	-0-		(4,954)

Operating expenses	517,785	632,273	(2,082)	(53,397)	51,699		1,146,278

Operating income (loss)	238,127	222,559	(1,900)	(17,384)	(51,699)		389,703
Other income (expense):
Miscellaneous income (expense), net	2,192	1,450	1	528	-0-		4,171
Interest (expense) income, net	(74,185)	(131,637)	-0-	8,027	25,895	(f)	(171,900)

Income (loss) before income taxes	166,134	92,372	(1,899)	(8,829)	(25,804)		221,974
Income tax expense (benefit)	43,598	23,712	(482)	(2,243)	(8,204	) (g)	56,381

Net income (loss)	122,536	68,660	(1,417)	(6,586)	(17,600)		165,593
Dividends on perpetual preferred stock	-0-	-0-	-0-	-0-	39,000	(h)	39,000

Net income available to common stockholders	$122,536	$68,660	$(1,417)	$(6,586)	$(56,600)		$126,593

Basic per share information:
Net income available to common stockholders	$1.39						$1.27

Weighted average shares outstanding	88,191	-0-	-0-	-0-	11,500	(i)	99,691

Diluted per share information:
Net income available to common stockholders	$1.38						$1.26

Weighted average shares outstanding	88,810	-0-	-0-	-0-	11,500	(i)	100,310

GRAY TELEVISION, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31, 2017
			Divestiture	Divestitures	Pro Forma		Pro Forma
	Gray	Raycom (a)	Gray (b)	Raycom (c)	Adjustments		Combined
Revenues (less agency commissions)	$882,728	$1,068,969	$(4,244)	$(88,331)	$-0-		$1,859,122

Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	557,563	723,188	(2,886)	(58,393)	-0-		1,219,472
Corporate and administrative	31,589	39,081	-0-	-0-	-0-	(d)	70,670
Depreciation and amortization	77,045	39,661	(33)	(4,424)	72,660	(e)	184,909
(Gain) loss on disposal of assets, net	(74,200)	(32,293)	(1)	-0-	-0-		(106,494)

Operating expenses	591,997	769,637	(2,920)	(62,817)	72,660		1,368,557

Operating income (loss)	290,731	299,332	(1,324)	(25,514)	(72,660)		490,565
Other income (expense):
Miscellaneous income (expense), net	657	26,070	-0-	597	-0-		27,324
Interest (expense) income, net	(95,259)	(175,272)	-0-	13,107	33,383	(f)	(224,041)
Loss from early extinguishment of debt	(2,851)	(2,552)	-0-	-0-	-0-		(5,403)

Income (loss) before income taxes	193,278	147,578	(1,324)	(11,810)	(39,277)		288,445
Income tax expense (benefit)	(68,674)	97,764	(516)	(4,606)	88,526	(g)	112,494

Net income (loss)	261,952	49,814	(808)	(7,204)	(127,803)		175,951
Dividends on perpetual preferred stock	-0-	-0-	-0-	-0-	52,000	(h)	52,000

Net income available to common stockholders	$261,952	$49,814	$(808)	$(7,204)	$(179,803)		$123,951

Basic per share information:
Net income available to common stockholders	$3.59						$1.47

Weighted average shares outstanding	73,061	-0-	-0-	-0-	11,500	(i)	84,561

Diluted per share information:
Net income available to common stockholders	$3.55						$1.45

Weighted average shares outstanding	73,836	-0-	-0-	-0-	11,500	(i)	85,336

GRAY TELEVISION, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

(in thousands)

	September 30, 2018
			Divestiture	Divestitures	Pro Forma		Pro Forma
	Gray	Raycom (j)	Gray (k)	Raycom (l)	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$550,932	$179,732	$-0-	$-0-	$(371,300	) (m)	$359,364
Receivables, net	180,510	225,807	-0-	(6,861)	-0-		399,456
Current portion of program broadcast rights, net	19,857	29,712	(77)	(3,131)	-0-		46,361
Other current assets	10,729	28,680	-0-	(871)	-0-		38,538

Total current assets	762,028	463,931	(77)	(10,863)	(371,300)		843,719

Property and equipment, net	343,803	228,165	(708)	(27,714)	121,835	(n)	665,381
Broadcast licenses	1,530,753	471,803	(1,554)	(64,795)	1,628,197	(o)	3,564,404
Goodwill	614,177	999,393	(198)	(36,744)	53,699	(p)	1,630,327
Other intangible assets, net	58,197	40,952	-0-	(6,382)	309,048	(q)	401,815
Other assets	30,237	77,460	(15)	(163)	(42,511	) (s)	65,008

Total assets	$3,339,195	$2,281,704	$(2,552)	$(146,661)	$1,698,968		$7,170,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,860	$48,522	$(9)	$(863)	$(23,257	) (r)	$30,253
Accrued expenses	82,420	116,327	(43)	(11,835)	-0-		186,869
Current portion of program broadcast obligations	20,273	33,714	-0-	(3,628)	-0-		50,359
Deferred revenue	11,959	-0-	-0-	-0-	-0-		11,959
Current portion of long term debt	-0-	28,200	-0-	-0-	(14,200	) (r)	14,000

Total current liabilities	120,512	226,763	(52)	(16,326)	(37,457)		293,440

Long term debt, less current portion and deferred financing costs	1,800,234	2,493,020	-0-	-0-	(416,900	) (r)	3,876,354
Deferred income taxes	279,903	-0-	-0-	-0-	480,495	(s)	760,398
Other long term liabilities	42,056	32,307	(120)	(336)	-0-		73,907

Total liabilities	2,242,705	2,752,090	(172)	(16,662)	26,138		5,004,099

Perpetual redeemable preferred stock	$-0-	$-0-	$-0-	$-0-	$650,000	(t)	$650,000

STOCKHOLDERS’ EQUITY	1,096,490	(470,386)	(2,380)	(129,999)	1,022,830		1,516,555

Total liabilities, preferred stock and stockholders’ equity	$3,339,195	$2,281,704	$(2,552)	$(146,661)	$1,698,968		$7,170,654

The accompanying unaudited pro forma condensed combined financial statements present the pro forma condensed combined financial position and results of operations of the combined company based upon the historical financial statements of each of Gray and Raycom, after giving effect to the Raycom Transactions and the divestitures of the television stations, including the pro forma adjustments described in these notes, and are intended to reflect the impact of the transactions on Gray’s historical consolidated results of operations. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2018 and year ended December 31, 2017 combine the historical consolidated statements of operations of Gray with the historical condensed consolidated carve-out statements of operations of Raycom, as if the Raycom Transactions and the divestiture of television stations had occurred as of January 1, 2017. The unaudited pro forma condensed combined balance sheet as of September 30, 2018 combines the historical consolidated balance sheet of Gray with the historical condensed consolidated carve-out balance sheet of Raycom, as if the Raycom Transactions and the divestiture of television stations had occurred as of September 30, 2018. The accompanying unaudited pro forma condensed combined financial information has been prepared using, and should be read in conjunction with, the unaudited interim consolidated financial statements of Gray and the unaudited interim condensed consolidated carve-out financial statements of Raycom as of and for the nine month period ended September 30, 2018, and the audited consolidated financial statements of Gray and the audited consolidated carve-out financial statements of Raycom for their fiscal years ended December 31, 2017.

The accompanying unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or benefits that may result from realization of future costs savings due to operating efficiencies or revenue synergies expected to result from the Raycom Merger.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Gray considered the acquirer of Raycom. The following adjustments are reflected:

(a)

Upon consummation of the Raycom Merger, Raycom’s accounting policies will be conformed to those of Gray. Gray has identified preliminary adjustments to Raycom’s accounting policies to those of Gray based upon currently available information and assumptions management believes to be reasonable. Financial information presented in the “Raycom” column in the unaudited pro forma condensed combined statements of operations for nine months ended September 30, 2018 and the year ended December 31, 2017, has been reclassified to conform to that of Gray as indicated in the table below (in thousands):

		Raycom			Unaudited Pro
	Presentation in Unaudited Pro	Historical Nine			Forma Nine
Presentation in Raycom Historical	Forma Condensed Combined	Months ended			Months ended
Financial Statements	Financial Statements	September 30, 2018	Reclassifications		September 30, 2018
Gross revenues	Revenues (less agency commissions)	$921,703	$—		$921,703
Agency commissions and representation fees	Revenues (less agency commissions)	(75,346)	8,475	1	(66,871)
Operating expenses	Broadcast operating expenses	398,345	8,475	1	406,820
Selling, general, and and administrative expenses	Broadcast operating expenses	197,188	(26,831)	2	170,357
-	Corporate and administrative operating expenses	—	26,831	2	26,831
Depreciation and amortization	Depreciation and amortization	28,265	—		28,265
Interest expense	Interest (expense) income, net	(131,663)	—		(131,663)
Interest income	Interest (expense) income, net	26	—		26
Gain (loss) on long-term investments, sale of assets, and other, net	Miscellaneous income (expense), net	1,450	—		1,450
Income tax expense	Income tax (benefit) expense	23,712	—		23,712

		Raycom			Unaudited Pro
	Presentation in Unaudited Pro	Historical Year			Forma Year
Presentation in Raycom Historical	Forma Condensed Combined	ended			ended
Financial Statements	Financial Statements	December 31, 2017	Reclassifications		December 31, 2017
Gross revenues	Revenues (less agency commissions)	$1,157,192	$—		$1,157,192
Agency commissions and representation fees	Revenues (less agency commissions)	(98,341)	10,118	1	(88,223)
Operating expenses	Broadcast operating expenses	482,939	10,118	1	493,057
Selling, general, and and administrative expenses	Broadcast operating expenses	269,212	(39,081)	2	230,131
-	Corporate and administrative operating expenses	—	39,081	2	39,081
Depreciation and amortization	Depreciation and amortization	39,661	—		39,661
Gain on FCC spectrum auction	(Gain) loss on disposal of assets, net	(32,293)	—		(32,293)
Interest expense	Interest (expense) income, net	(176,811)	—		(176,811)
Interest income	Interest (expense) income, net	1,539	—		1,539
Other expense, net	Loss from early extinguishment of debt	(2,552)	—		(2,552)
Gain (loss) on long-term investments, sale of assets, and other, net	Miscellaneous income (expense), net	26,070	—		26,070
Income tax expense	Income tax (benefit) expense	97,764	—		97,764

1 –

In order to conform with the treatment of representation fees for Gray’s financial reporting, the $8.5 million and $10.1 million of Raycom’s representation fees for the nine months ended September 30, 2018 and for the year ended December 31, 2017, respectively, have been reclassified out of Agency commissions and representation fees into Broadcast operating expenses.

2 –

In order to conform with the treatment of corporate and administrative expenses for Gray’s financial reporting, the $26.8 million and $39.1 million of Raycom’s expenses related to corporate and administrative costs for the nine months ended September 30, 2018 and for the year ended December 31, 2017, respectively, have been reclassified out of Selling, general, and administrative expenses into Corporate and administrative operating expenses.

Management of Gray is currently in the process of conducting a more detailed review of Raycom’s accounting policies to determine if differences in accounting policies require any further reclassification of Raycom’s financials to conform to Gray’s accounting policies and classifications. As a result, Gray may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

(b)	Adjustments to reflect the elimination of the results of operations of the television station WSWG in Albany, Georgia, which was sold effective January 2, 2019.

(c)

Adjustments to reflect the elimination of the results of operations of the television stations that were sold effective January 2, 2019 (WTNZ in Knoxville, Tennessee; WTOL in Toledo, Ohio; KXXV in Waco, Texas; WTXL in Tallahassee, Florida; WFXG in Augusta, Georgia; KWES in Odessa, Texas; WPGX in Panama City, Florida; and WDFX in Dothan, Alabama).

(d)

For the nine month period ended September 30, 2018, an adjustment to eliminate $4.5 million in legal and other professional fees related to the Raycom Merger which were incurred by Gray. No such expenses were incurred during the year ended December 31, 2017.

(e)

Adjustments to depreciation and amortization expense of assets acquired by Gray in the Raycom Merger. The adjustment replaces historical depreciation and amortization expense for these assets with estimated depreciation and amortization expense calculated using Gray’s preliminary fair value estimates for assets acquired and useful lives for those assets in accordance with Gray’s depreciation and amortization policies as follows (in thousands):

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
Prior depreciation	$(23,920)	$(32,835)
Prior amortization	(819)	(2,402)
New depreciation	28,423	37,897
New amortization	52,500	70,000

Net adjustment	$56,184	$72,660

The following table reconciles the estimated purchase price for the Raycom Merger to the amount allocated, on a preliminary basis and based upon our closing stock price on December 31, 2018, to the estimated fair values of the assets expected to be acquired and retained as well as liabilities expected to be assumed and retained in the Raycom Merger (in thousands):

Cash purchase price	$2,850,000
Fair value of preferred stock	650,000
Fair value of common stock	169,500

Estimated purchase price	$3,669,500

The following table summarizes the preliminary allocation of the estimated purchase price to the estimated fair values of the assets expected to be acquired and liabilities expected to be assumed in the Raycom Merger (in thousands):

Cash and cash equivalents	$179,732
Accounts receivable	218,946
Current portion of program broadcast rights, net	26,581
Other current assets	27,809
Property and equipment	350,000
Broadcast licenses	2,100,000
Goodwill	1,053,092
Other intangible assets	350,000
Other assets	34,786
Current liabilities	(158,980)
Deferred income taxes	(480,495)
Other liabilities	(31,971)

Total	$3,669,500

The preliminary allocation of the estimated purchase price is based upon management’s estimate of fair values using valuation techniques including the income, cost and market approaches. In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates.

Property and equipment will be depreciated over their estimated useful lives ranging from 5 years to 39 years.

The amount related to other intangible assets represents the estimated fair values of retransmission agreements, advertising contracts, advertising relationships, and other intangible assets. These intangible assets are being amortized over their estimated useful lives of 5 years.

Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed, and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce, as well as future synergies that we expect to generate from the Raycom Merger. We have preliminarily estimated $1,053.1 million of goodwill in connection with the Raycom Merger.

The fair values of assets acquired and liabilities assumed were based upon preliminary valuations performed for the preparation of the pro forma financial information and are subject to the final valuations that will be completed after consummation of the Raycom Merger. These estimates and assumptions are subject to change within the measurement period as additional information is obtained. A decrease in the fair value of the assets acquired or liabilities assumed in the Raycom Merger from the preliminary valuations presented would result in a dollar-for-dollar corresponding increase in the amount of goodwill resulting from the Raycom Merger. In addition, if the value of the property and equipment and other intangible assets is higher than the amount included in these unaudited pro forma condensed combined financial statements, it may result in higher depreciation and amortization expense than is presented herein. Any such increases could be material, and could result in the Company’s actual future financial condition or results of operations differing materially from that presented herein.

(f)

In connection with the consummation of the Raycom Merger, Gray entered into an amendment and restatement of its existing senior credit facility on January 2, 2019 (such amended facility, the “2019 Senior Credit Facility”), under which Gray borrowed $1.4 billion of Incremental Term Loans. Additionally in association with the consummation of the Raycom Merger, Gray issued $750 million in aggregate principal of its 2027 Notes. Gray used the proceeds of the Incremental Term Loans and the 2027 Notes to pay a portion of the cash consideration to complete the Raycom Merger and to pay related fees and expenses for the Raycom Transactions. These adjustments reflect the impact of the borrowings under the 2019 Senior Credit Facility, and the issuance of the 2027 Notes, as follows:

1.

the elimination of interest expense of $131.7 million and $163.7 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, in each case relating to credit facilities which were repaid upon consummation of the Raycom Merger and not assumed by Gray;

2.

the inclusion of estimated incremental interest expense of $91.9 million and $122.5 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, in each case relating to the amounts outstanding under the 2019 Senior Credit Facility and the 2027 Notes; and

3.

additional amortization expense of $5.9 million and $7.8 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, in each case relating to the deferred financing charges incurred in connection with the 2019 Senior Credit Facility and the 2027 Notes.

(g)

Adjustments to reflect income tax benefit of $8.2 million for the nine months ended September 30, 2018 and income tax expense of $88.5 million for the year ended December 31, 2017, resulting from the Raycom Merger and pro forma adjustments to the condensed combined statements of operations based on estimated combined federal and state effective income tax rates of 25.4% and 39.0% for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively.

(h)

Adjustments to reflect mandatory and cumulative dividends in the amount of $39.0 million and $52.0 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively, in each case relating to $650.0 million of the Gray’s preferred stock with an annual dividend rate of 8% that was issued to certain securityholders of Raycom in connection with the consummation of the Raycom Merger.

(i)	Adjustments to reflect the 11.5 million shares of the Company’s Common Stock that was issued to certain securityholders of Raycom in connection with the consummation of the Raycom Merger.

(j)

Financial information presented in the “Raycom” column in the unaudited pro forma condensed combined balance sheet as of September 30, 2018 has been reclassified to conform to that of Gray as indicated in the table below (in thousands):

	Presentation in Unaudited Pro	Raycom			Unaudited Pro
Presentation in Raycom Historical	Forma Condensed Combined	Historical As of			Forma As of
Financial Statements	Financial Statements	September 30, 2018	Reclassifications		September 30, 2018
Cash and cash equivalents	Cash and cash equivalents	$179,732	$—		$179,732
Accounts receivable, net	Receivables, net	225,807	—		225,807
Income tax receivable	Other current assets	10,082	—		10,082
Current portion of programming rights	Current portion of program broadcast rights, net	29,712	—		29,712
Prepaid expenses and other assets assets	Other current assets	18,598	—		18,598
Programming rights, net of current portion, and accumulated amortization	Other assets	1,479	—		1,479
Property, plant, and equipment, net	Property and equipment, net	228,165	—		228,165
-	Broadcast licenses	—	471,803	1	471,803
Goodwill, net	Goodwill	999,393	—		999,393
Nonamortizable intangibles	Other intangible assets, net	496,687	(471,803)	1	24,884
Amortizable intangibles, net	Other intangible assets, net	16,068	—		16,068
Long-term deferred income taxes, net	Other assets	42,511	—		42,511
Other assets	Other assets	33,470	—		33,470
Current installments of long-term debt to related parties	Current portion of long term debt	4,000	—		4,000
Current installments of debt and capital leases	Current portion of long term debt	24,200	—		24,200
Current installments of programming liabilities	Current portion of program broadcast obligations	33,714	—		33,714
Accounts payable	Accounts payable	25,265	—		25,265
Accrued interest	Accrued expenses	22,271	—		22,271
Accrued expenses	Accrued expenses	86,681	—		86,681
Due to parent	Accounts payable	23,257	—		23,257
Other current liabilities	Accrued expenses	7,375	—		7,375
Long-term debt to related parties	Long term debt, less current portion and deferred financing costs	1,641,280	—		1,641,280
Long-term debt and capital leases, net of current installments	Long term debt, less current portion and deferred financing costs	851,740	—		851,740
Other liabilities	Other long term liabilities	32,307	—		32,307
Deficit in net assets	Stockholders’ equity	(470,386)	—		(470,386)

1.

In order to conform with the presentation of broadcast license intangible assets for Gray’s financial reporting, $471.8 million relating to broadcast licenses as of September 30, 2018, has been reclassified out of nonamortizable intangibles, net into broadcast licenses.

(k)

Reflects the elimination of the historical book value of the assets, excluding cash, and liabilities of the television station WSWG in Albany, Georgia included in the Gray historical financial information, which was divested effective January 2, 2019, in connection with the Raycom Merger.

(l)

Reflects the elimination of the historical book value of the assets and liabilities of the television stations WTNZ in Knoxville, Tennessee, WTOL in Toledo, Ohio, KXXV in Waco, Texas, WTXL in Tallahassee, Florida, WFXG in Augusta, Georgia, KWES in Odessa, Texas, WPGX in Panama City, Florida, and WDFX in Dothan, Alabama included in the Raycom historical financial information, which were divested effective on January 2, 2019, in connection with the Raycom Merger.

(m)

Adjustments to Gray’s cash on hand, as a result of the use of $371.3 million of cash on hand to fund the cash consideration in the Raycom Merger and the costs and transaction expenses related to the Raycom Transactions and the divestiture of television stations.

(n)	Adjustment to reflect the value of property and equipment acquired at preliminary estimated acquisition date fair values as follows (in thousands):

	Historical Book Value	Preliminary Estimated Fair Value at Acquisition Date
Land	$41,206	$30,000
Buildings and improvements	111,044	100,000
Equipment	452,839	220,000

	605,089	350,000
Accumulated depreciation	(376,924)	-0-

Total	$228,165	$350,000

The estimated fair values of these assets are based on the preliminary valuations performed for the preparation of the pro forma financial information and are subject to the final valuations that will be completed after the consummation of the Raycom Merger.

(o)	Adjustments to reflect the preliminary estimated acquisition date fair value of broadcast licenses acquired.

(p)

Adjustments to reflect the incremental value of goodwill (calculated as the excess of the consideration transferred over the estimated fair value of the identifiable net assets acquired and liabilities assumed) acquired.

(q)

Adjustments to reflect the net incremental value of other intangible assets acquired from Raycom. The historical net book value of the other intangible assets associated with Raycom was adjusted to the appraised fair value of these licenses as of the acquisition date.

(r)

Adjustments to reflect incremental debt that will be incurred as described in note (f), net of incremental deferred loan costs incurred of $59.9 million which will be amortized over the life of the Incremental Term Loans and the 2027 Notes. Additionally, amounts presented are net of Raycom debt obligations which were repaid upon the consummation of the Raycom Merger. Further, Raycom’s payable to its Parent related to its cash management operations was forgiven upon the consummation of the Raycom Merger.

(s)

Adjustments to reflect the reclassification of Raycom’s net deferred tax asset balance into Gray’s net deferred tax liability balance, and to record the estimated deferred tax liability generation resulting from the adjustments to the Raycom estimated opening balance sheets for the effects of the fair value of property and equipment acquired and the fair value identifiable intangible assets acquired as a result of the Raycom Merger, assuming an effective tax rate of 25.4%.

(t)	Adjustments to reflect the issuance of the perpetual redeemable preferred stock, as discussed in note (h) as a part of the Raycom Merger consideration.